Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-104054, Form S-3 No. 333-51476, Form S-3 No. 333-44872, Form S-3 No. 333-77371, Form S-3 No. 333-76373, the current registration statement on Form S-3, Form S-8 No. 333-104056, Form S-8 No. 333-86911, Form S-8 No. 333-72265 and the current registration statement on Form S-8 of LaSalle Hotel Properties of our report dated January 22, 2004 with respect to the financial statements of Convention Hotel Partners, LLC, included in the Current Report on Form 8-K/A of LaSalle Hotel Properties dated March 3, 2004 and to the reference to our firm under the heading “experts” in the current registration statement.

/s/ Crowe Chizek and Company LLC

Oakbrook, Illinois

May 18, 2005